Exhibit 10.29

PROPERTY MANAGEMENT AND LEASING AGREEMENT

between

________________________________
(Owner)

and

HINES INTERESTS LIMITED PARTNERSHIP

for

_______________________________________
(Property)

Dated: [______________________]

i

ii

iii

PROPERTY MANAGEMENT AND LEASING AGREEMENT

THIS PROPERTY MANAGEMENT AND LEASING AGREEMENT ("Agreement") is entered into effective as of the _____ day of ____________, 201____, by and between ___________________________________________, a Delaware limited partnership ("Owner"), and Hines Interests Limited Partnership, a Delaware limited partnership ("Manager").
W I T N E S S E T H
WHEREAS, Owner is the owner of the land described in Schedule A attached hereto together with the office building and other improvements located thereon (the "Premises"); and
WHEREAS, Owner wishes to obtain the benefits of Manager's expertise in the field of real estate management and leasing by relinquishing to Manager control in the operation, direction, management, leasing and supervision of the Premises, subject to the terms and provisions of this Agreement, and Manager, for a fee and pursuant to the terms and provisions of this Agreement, agrees to assume said control and discretion in the operation, direction, management and supervision of the Premises on behalf of Owner.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and of other good and valuable consideration, the parties hereto agree as follows:
ARTICLE 1
APPOINTMENT
Appointment of Manager. Owner hereby contracts with Manager to manage, lease (or supervise the leasing by a third party), operate, direct and supervise the Premises on behalf of Owner and to provide services as required under this Agreement.

ARTICLE 2
TERM
Term. Subject to and upon the terms and conditions set forth in this Agreement (including without limitation Article 12), the term of this Agreement (the "Term") shall commence on the date hereof and shall continue until the earlier of termination pursuant to Article 12 or the last day of the first (1st) full calendar year after the date of this Agreement. Thereafter, the Term shall continue from year to year unless written notice is given by either party of its desire not to continue this Agreement at least ninety (90) days prior to any anniversary of the commencement of this Agreement. Notwithstanding the foregoing, upon the taking of possession of the Premises by a mortgagee through foreclosure or deed-in-lieu of foreclosure, this Agreement may be terminated by such mortgagee upon ninety (90) days prior written notice thereof.
ARTICLE 3
RELATIONSHIP
Relationship. Manager shall at all times be the independent contractor of Owner and not the employee or agent of Owner. Manager shall have no right or power to contract with third parties for, on behalf of, or in the name of Owner or otherwise to bind Owner. Except as expressly provided herein to the contrary, Owner agrees to be responsible for and shall reimburse Manager for all costs, expenses and disbursements reasonably and properly incurred by Manager in accordance with the provisions of this Agreement in providing management, leasing (if applicable) and operational services hereunder, such as, but not limited to, contracts for cleaning services, contracts for landscaping or maintenance services and orders for supplies and equipment, and Owner agrees to indemnify and hold Manager harmless from and against the same.

ARTICLE 4
ASSIGNABILITY
Assignability by Manager. Manager shall not transfer or assign this Agreement or any part thereof or any of its rights or obligations hereunder without the prior written consent of Owner, provided that Owner’s consent shall not be required for an assignment to a Hines Affiliate (defined below). The foregoing shall not prevent Manager from either (i) pledging to any person or entity Manager's right to receive fees under this Agreement, or (ii) entering into contracts with third parties to assist Manager in providing the services required by this Agreement, provided that, as between Owner and Manager, Manager remains ultimately responsible for the provision of such services and Owner shall have no liability under such contracts unless expressly agreed to in writing by Owner. The consent of Owner to one or more assignments of this Agreement shall not be construed as, or result in, consent by Owner to any further or future assignment or assignments. Any assignment or attempted assignment not made strictly in accordance with the foregoing shall be void.
As used herein, "Hines Affiliate" shall mean any partnership, limited liability company, corporation, trust or other entity as to which fifty percent (50%) or more of the beneficial interests are held, directly or indirectly, by and effective day to day Control (as defined below) resides in the Hines Family (as defined below) and/or any current or former employees of Hines Interests Limited Partnership or its successors. For the purposes of this Agreement, "Control" or "Controlled" shall mean with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

As used herein, "Hines Family" shall mean Jeffrey C. Hines and/or Gerald D. Hines, their parents, brothers and sisters, their respective spouses and children (natural and adopted), grandchildren or great grandchildren of any of the foregoing and/or trusts for any of the foregoing.
Assignment by Owner. If Owner conveys the Premises or any part thereof to an Affiliate (defined below) of Owner, then Owner shall assign this Agreement to such Affiliate. If Owner conveys the Premises to someone who is not an Affiliate of Owner, then the provisions of Section 12.1 shall apply. "Affiliate" means, with reference to any entity or person, any person or entity that directly or indirectly Controls, is Controlled by or is under common Control with that person or entity.
ARTICLE 5
SERVICES OF MANAGER
Management of the Premises. To the extent reasonably practical in accordance with Operating Budgets and Capital Budgets approved hereunder and so long as Owner makes funds available therefor, Manager shall manage, operate and maintain the Premises in a manner normally associated with the management and operation of a high quality office building. Manager shall at all times deal with third parties (whether or not affiliated with Manager) at arms' length and in Owner's interest at all times. Manager shall act in a fiduciary capacity with respect to handling of Owner’s funds.
Manager’s Employees. Manager shall have in its employ at all times a sufficient number of capable employees to enable it to manage, lease (or supervise the leasing of), operate and maintain the Premises as required under Section 5.1 hereof. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager. Manager is in all respects the employer of such employees, but Owner may require that any particular employee or employees whom Owner deems objectionable (in its reasonable discretion) be removed from duty with respect to the Premises. Manager shall fully comply with all applicable laws and regulations having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. All employees engaged by Manager shall be the employees of Manager and not of Owner.
Budgets and Leasing Guidelines; Annual Performance. Manager shall prepare and submit to Owner a (i) proposed operating budget (the "Operating Budget"), (ii) capital budget (the "Capital Budget"), and (iii) marketing program and leasing guidelines (the "Marketing Program") for the Premises for the management, leasing and operation of the Premises for the forthcoming calendar year (or in the case of the first calendar year in which the Term commences, the remainder of such year if it is not a full calendar year) in a format approved by Owner. Manager shall also complete and deliver to Owner a written review of its performance for the then current calendar year at the same time (the “Performance Review”) it delivers the budgets and programs as contemplated in this Section 5.3. The scope and substance of the Performance Review will be agreed to by the Manager and the Owner prior to the delivery of the first review. The first such budgets, program and guidelines shall be submitted to Owner within forty-five (45) days after the date of this Agreement and in the future subsequent proposed budgets, program and guidelines shall be delivered to Owner no later than October 15 of each calendar year. By October 15 of each calendar year, Manager will submit to Owner (i) a summary of the actual (through September 30) and projected (for the full year) results of management and operation of the Premises for such calendar year and (ii) a Performance Review for the then-current calendar year.
The leasing guidelines shall include the following:

(a)    the minimum rental rate to be charged for office space, and, if applicable, storage, antenna, telecom, retail and parking space and the minimum and maximum term which may be provided in each category of space to be leased in the Premises;
(b)    the maximum leasing concessions or inducements (on a per square foot basis) which may be provided with respect to the Premises;
(c)    a list of currently vacant space in the Premises;
(d)    a list of space which will become available for lease in the Premises during the applicable calendar year; and
(e)    if a third party will perform leasing services for all or a portion of the Premises, whether pursuant to a contract with Manager or as a result of a leasing agreement directly with Owner as contemplated by Section 5.5, a summary of any material terms of such relationship and the supervision thereof by Manager.
Owner will consider the proposed budgets, program and guidelines and then will consult with Manager within forty-five (45) days after they are submitted in order to agree on an "Approved Operating Budget", an "Approved Capital Budget", and "Approved Marketing Programs". Owner and Manager will use good faith efforts to agree on the foregoing within such forty-five (45) day period. Additionally, if Owner identifies any operating or performance deficiencies that are within reasonable control of Manager after reviewing the Performance Review, Owner shall give Manager written notice of such deficiencies prior to the end of this forty-five (45) day period. Manager shall then have the later of thirty (30) days, or such time as is reasonably necessary, to cure the deficiencies identified in such notice. If such deficiencies are not corrected with this time period, Owner shall give Manager a second notice of its desire to terminate this Agreement pursuant to Section 12.2. If Manager does not cure such deficiencies within thirty (30)

days after this second notice, and provide Owner written notice (and when applicable, evidence) that such deficiencies have been cured, this Agreement may be terminated by Owner pursuant to Section 12.2.
No less frequently than quarterly, Manager shall during each calendar year review the Approved Operating Budget, Approved Capital Budget, and Approved Marketing Program, and compare the same to year-to-date activity to determine whether revisions are needed. Any such needed revisions will be submitted to Owner for its approval.
Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs (net of amounts, if any, recovered from third parties) of maintaining, leasing and operating the Premises shall not exceed the approved budgets pertaining thereto.
Collection of Rents. Manager shall use diligent efforts to collect all rents (including, without limitation, billings resulting from tenant participation in operating expenses, taxes and common area maintenance charges) and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Premises or any portion thereof. All monies so collected shall be deposited in the Receipts Account (defined in Section 9.1). Manager cannot and may not terminate any lease, lock out a tenant, institute a suit for rent or for use and occupancy, or institute proceedings for recovery of possession of any premises, without the prior written approval of Owner. In connection with such suits or proceedings only legal counsel designated by Owner shall be retained. The estimated costs of legal services to be incurred in bringing such approved suit or proceeding shall be submitted to Owner for its approval. Manager shall not write off any rental income of more than twenty percent (20%) of the gross monthly rent (up to a maximum of $10,000) for any single tenant without the prior approval of

Owner; provided, however, that in all events Manager shall have authority to write off monthly income of $1,000 or less with respect to any single tenant.
Leasing Duties of Manager. If Manager agrees to serve as the primary leasing agent for the Premises such that Manager serves as the agent involved in locating and securing tenants for the Premises, Manager shall be the “Primary Leasing Agent” and shall be entitled to the leasing fees set forth in Section 21.1(b). If Manager is not the Primary Leasing Agent, Owner may contract with third parties to perform such services and Manager shall not be entitled to the leasing fees referenced above. In all events, Manager shall act as leasing manager for the Premises and be ultimately responsible for the leasing activities of the Premises, including supervising any third party retained by Owner to ensure that such party is acting in accordance with the Approved Marketing Program. If Manager is the Primary Leasing Agent, Manager may also contract with other persons to perform leasing services for the Premises, provided that Owner will not be obligated to pay any leasing fees or commissions to such third parties unless it agrees to do so in writing, but Owner shall remain obligated to pay Manager leasing fees in accordance with Section 21.1(b). Manager may act without further approvals as long as Manager acts in accordance with the Approved Marketing Program. It is understood that Owner is the only signatory authority for the execution of all lease and related leasing documents and Manager shall not represent to the contrary to prospective tenants and other parties.
Decorations and Repairs. Manager shall institute and supervise all ordinary and extraordinary repairs, decorations and alterations, including the administration of a preventative maintenance program for all mechanical, electrical and plumbing systems and equipment and the design and installation of any supplemental H.V.A.C. electrical, mechanical or plumbing devices, including metering devices, which are installed on behalf of any tenant(s) of the Premises, provided that such (unless the same relate to emergencies) are included in an Approved Operating Budget or in an authorization by Owner pursuant to an Approved Capital Budget.
Operational Activities. Manager shall institute and supervise all operational activities of the Premises, including but not limited to:
A.    Supervision of the cleaning contractor;
B.    Supervision of the security contractor on behalf of Owner;
C.    Supervision of any landscaping contractor;
D.    Supervision of the window washing contractor;
E.    Responsibility for and supervision of the central plant and other H.V.A.C. equipment;
F.    Responsibility for and supervision of a preventative maintenance program;
G.    Responsibility for and supervision of any necessary repairs to the Premises;
H.    Supervision of the maintenance of the elevators serving the Premises;
I.    Responsibility for making arrangements for and administering account for utilities; and
J.    Any other activity reasonably required for the normal operation of a high quality office building.
As used herein, "supervise" and "supervision" shall also include responsibility for the particular task to the extent the Owner so directs and provides the funds therefor.
Taxes. Manager shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against any portion of the Premises and recommend payment or appeal as its reasonable judgment may decide.

Manager shall not make any payments on account of any ground lease, mortgage, deed of trust or other security instrument, if any, affecting any Premises unless such payments are included in the Approved Operating Budget or otherwise approved by Owner.
Compliance with Agreements. Manager shall operate the Premises in compliance with any ground lease, space lease, mortgage, deed of trust or other security instruments affecting the Premises and of which Manager has knowledge, but Manager shall not be required to make any payment or incur any liability on account thereof.
Payrolls. Manager shall prepare or cause to be prepared all payrolls and maintain comprehensive payroll records.
Banking Matters. Manager shall handle all banking matters related to its contractual responsibility.
Inspections of Premises. Manager shall conduct, from time to time as Manager deems necessary or as Owner requests, inspections of the Premises and provide Owner with a written report on its findings to the extent requested by Owner.
Maintenance of Records. Manager shall, on behalf of Owner, maintain complete and identifiable records and files on all matters pertaining to the Premises, including, without limitation, all revenues and expenditures, service contracts and leases, all of which records and files shall be the property of Owner.
Staffing for Emergencies. Manager shall have competent personnel available at all times for emergencies.
Tenant Relations Program. Manager shall administer a tenant relations program that maintains a high visibility of management presence and service to tenants and is consistent with programs offered by high quality office properties and management thereof.

Communications with Owner. Manager shall be available for communications with Owner and will keep Owner advised of items affecting the Premises.
Section 5.17    Books and Records.
(a)    Manager, in the conduct of its responsibilities to Owner, shall maintain adequate and separate books and records for the Premises in accordance with generally accepted accounting principles ("GAAP"), which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded, which books and records shall be the property of Owner. However, any computer software or other systems of Manager which are used to generate or keep such books and records shall remain the property of Manager. Such books and records shall include all information necessary to calculate and to audit amounts contained therein and shall otherwise comply with the requirements of the documents referred to in Section 5.9 hereof. Such books and records, as well as those records referred to in Section 5.13 hereof, shall be maintained by Manager at the Premises or at such other location as may be mutually agreed upon in writing, and at Manager's discretion in detail or summary form at the headquarters of Manager located in Houston, Texas. Manager shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect Owner's assets from theft, error or fraudulent activity.
(b)    Manager shall maintain records of, and furnish customary (or as requested) reports summarizing, all transactions occurring from the first day of the prior calendar quarter to the last day of the prior calendar quarter. These reports are to be received by Owner no later than thirty (30) calendar days after the end of the above described accounting period (or sooner if necessary for Owner or any partner of Owner’s (direct or indirect) parent to comply with governmental requirements of which Manager is given reasonable advance notice) and must report financial details which Owner may request. Reports on vacancies and other matters pertaining to the management, leasing, operation, and maintenance of the Premises will be provided on a monthly basis in a format reasonably approved by Owner. The reports shall include a comparison of quarterly, year-to-date actual, and projected year-end income and expense with the Approved Operating Budget for the Premises, and other financial reports reasonably requested by Owner, all in a format approved by Owner. In addition, Manager shall remit to Owner all unexpended funds (except for a reserve approved by Owner for contingencies and operating working capital or such lesser amount as may be available after all proper disbursements from the Receipts Account) in the Receipts Account as of the end of the reporting quarter.
(c)    All financial statements and reports required by Owner will be prepared on an accrual basis in accordance with GAAP, except for special financial reports which by their nature require a deviation from GAAP.
(d)    Manager shall prepare such additional reports at such times and in such forms as may be reasonably requested from Owner from time to time. All reports of Manager to Owner shall be furnished in electronic form if Owner so requests.
(e)    Manager shall maintain necessary liaison with Owner's accountant and shall provide such accountant with such reports and other information as Owner shall request.
Compliance with Laws
Expenses incurred in remedying violations may be paid from the Disbursement Account (as defined in Section 9.1) provided such expenses do not exceed $5,000 in any one instance. When more than such amount is required or if the violation is one for which the Premises title holder might be subject to penalty, Manager shall notify Owner by the end of the next business day to assure that prompt arrangements may be made to remedy the violation.
Expenditures for Emergencies. Notwithstanding anything contained herein to the contrary, in case of emergency, Manager may make expenditures for repairs and other items which exceed approved budgets or prior approvals from Owner without prior written approval if in the reasonable judgment of Manager it is necessary to preserve the safety of the Premises or the safety of the tenants or other occupants of the Premises, or to avoid the suspension of any necessary service to the Premises. Owner must be informed of any such expenditures before the end of the next business day.
Establishment of Website. Any and all reports required of Manager under this Agreement shall be made available at a website to be established by Manager accessible through the Internet within one year after Owner so requests.
Sarbanes-Oxley Compliance. If requested by Owner, all reporting, record keeping, internal controls and like matters by Manager shall comply with the Sarbanes-Oxley Act.
Section 5.22    REIT Tax Compliance. Manager acknowledges that the Premises is owned by a real estate investment trust for tax purposes.  Solely with respect to contracts which Manager is permitted to executed under Section 6.4 hereof and of purchase orders pursuant to Section 6.5 hereof, Manager shall not without prior written consent of Owner enter into service contracts on behalf of Owner that causes [the REIT Parent Entity] to realize any impermissible tenant service income as defined in Internal Revenue Code Section 856(d)(7) with respect to the Premises. Any contracts approved by and/or or executed by Owner shall be deemed to be conclusive evidence of Owner’s satisfaction with such contract as its relates to such Section 856(d)(7).

Submission of Annual Reports. All annual reports to be furnished by Manager shall be furnished within thirty (30) days after the end of the applicable calendar year.
ARTICLE 6
MANAGEMENT AUTHORITY
Limitation on Manager’s Authority. Manager's authority is expressly limited to the provisions provided herein or as may be amended in writing from time to time by Owner and mutually agreed to and accepted by Manager in writing.
Expenditure of Monies by Manager. The Approved Operating Budget shall constitute an authorization for Manager to expend money to operate, lease and manage the Premises and Manager may do so without further approval as long as Manager does not exceed the year-to-date budgeted amount for any line item (after any allocation of any contingency that may be contained in the budget and that can be applied to such line item). Whenever the year-to-date budgeted amount for any line item is (or appears likely to be) exceeded, a year-to-date budget variance and a revised operating budget for such line item shall be presented to Owner for its consideration. Except as expressly permitted in this Agreement, Manager may not act outside of the Approved Operating Budget until the budget revision is approved in writing by Owner, which approval Owner will endeavor to give in a timely manner. Once approved, Manager's authority with the revised or any additionally revised budgets is the same as that authorized for the original budget.
Capital Expenditures. The Approved Capital Budget shall constitute authorization for Manager to make those capital expenditures set forth therein, the individual cost of which does not exceed Fifty Thousand Dollars ($50,000). Any individual capital expenditure in excess of Fifty Thousand Dollars ($50,000) must be specifically authorized by Owner even if contained in the

Approved Capital Budget. With respect to the purchase and installation of capital items, Manager shall recommend that Owner purchase such items when Manager believes such purchase to be necessary or desirable. Owner may arrange to purchase and install the same itself or may authorize Manager to do so subject to prescribed supervision and specification requirements and conditions. Unless Owner specifically waives such requirements, either by memorandum or as an amendment to the contract, all new or replacement capital items exceeding Fifty Thousand Dollars ($50,000) shall be awarded on the basis of competitive bidding, solicited in the following manner:
(a)    A minimum of three written bids will be obtained for each purchase in excess of $50,000.
(b)    Each bid will be solicited in a form prescribed by Owner so that uniformity will exist in the bid quotes.
(c)    Manager shall provide Owner with all bid responses accompanied by Manager's recommendations as to the most acceptable bid. If Manager advises acceptance of other than the lowest bidder, Manager shall adequately support, in writing, its recommendations.
Owner shall be free to accept or reject any and all bids. Owner will communicate to Manager in writing its acceptance or rejection of bids. Owner may pay for capital expenses from its own resources or may authorize payment by Manager out of the Disbursement Account.
Contracts with Affiliates of Manager. Manager shall not enter into any contract with an Affiliate of Manager for cleaning, maintaining, repairing or servicing the Premises or any of the constituent parts of the Premises without the prior written consent of Owner if the contract would require Owner to make any payments to an Affiliate of Manager. As a condition to obtaining such consent, Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the affiliation between Manager (or other person or persons in control of Manager) and the party proposed to supply such goods or services, or both. Prior to entering into any such contract, whether or not with an affiliated or related party, Manager shall submit a proposal to Owner and Owner may veto the same if Owner reasonably deems it to be unnecessary, wasteful or inappropriate. Further, any such contract must be on market terms and Owner may require Manager to demonstrate the same through third party bids or other means. In addition to Owner's veto right referenced above, if required by the governance documents of the general partner of Owner, any such contract must be approved by the independent members of the board of directors of [Hines REIT entity], Owner’s indirect parent. Any such contract will include prudent cancellation rights.
Execution of Leases and Contracts. All leases and related lease documents, all service contracts and all purchases, and all legal documentation related thereto, are to be in the name of Owner in the form prescribed by Owner and shall be executed by Owner, with the exception of contracts permitted under Section 6.4 hereof and of purchase orders related to the purchase of items within approved budgets, which may be executed by Manager. Additionally, Manager shall execute on behalf of Owner such service agreements as Owner may authorize from time to time. All contracts with an Affiliate of Manager must be executed by Owner. Further, all service agreements must be:
(a)    Executed in the ordinary course of business;
(b)    For a term not greater than one year and be terminable upon no less than 30 days notice;
(c)    With a party who is not a “Prohibited Contractor”; and
(d)    In accordance with the Approved Operating Budget.

Structural Changes. Owner expressly withholds from Manager any power or authority to make any structural change to the Premises or to make any other major alterations or additions in or to the Premises or equipment therein without the prior written direction of Owner.
ARTICLE 7
INSURANCE
Owner's Insurance. Throughout the Term, Owner shall obtain and maintain the insurance described below (to the extent the same is available at commercially reasonable rates):

(a)	All-risks property insurance (including comprehensive boiler & machinery coverage) on a full replacement cost basis covering the Premises.

(b)
Commercial general liability insurance on an occurrence basis with Owner and Manager as insureds with limits of not less than $5,000,000 each occurrence combined single limit on bodily injury, death or property damage. Owner’s insurance shall be primary and non-contributory to any insurance otherwise carried by Manager.

Manager's Insurance. Manager shall obtain and maintain:

(a)	Comprehensive crime/fidelity coverage in the amount of $1,000,000 and shall name Owner as loss payee.

(b)	All-risks property insurance on a full replacement cost basis covering Manager’s personal property on the Premises.

(c)	Worker’s Compensation insurance as required by statute.

(d)	Employer’s Liability insurance in the amount of $1,000,000 each accident.

(e)	Automobile Liability insurance in the amount of $1,000,000 each occurrence.
Contractor's and Subcontractor's Insurance. Manager shall require that all contractors and subcontractors brought onto the Premises have insurance coverage at the contractor's or subcontractor’s expense, in the following minimum amounts, with Owner and Manager as additional insureds on the commercial general liability insurance:

(a)	Worker's Compensation:	Statutory Amount

(b)	Employer's Liability:	$500,000 minimum

(c)	Commercial General Liability:	$1,000,000 combined single limit for bodily injury and property damage

(d)	Comprehensive Automobile	$1,000,000 each occurrence

	Liability Insurance	combined single limit for bodily injury and property damage

Any exceptions to the requirements in this Section 7.3 must be approved in writing by Manager's risk management department.
Insurance Requirements. The insurance required of all parties to this Agreement shall be written with insurers authorized to do business in the State in which the Premises are located and shall be rated at least A:IX by A.M. Best’s Rating Service.
Waiver of Claims and Subrogation. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, OWNER AND MANAGER HEREBY WAIVE ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION AGAINST THE OTHER, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SERVANTS OR SHAREHOLDERS FOR ANY LOSS OR DAMAGE TO THE OTHER’S PROPERTY BY REASON OF FIRE, THE ELEMENTS, OR ANY OTHER CAUSE

WHICH IS COVERED OR COULD BE COVERED BY STANDARD “ALL-RISKS” PROPERTY INSURANCE (INCLUDING COMPREHENSIVE BOILER AND MACHINERY COVERAGE), REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SERVANTS OR SHAREHOLDERS. EACH PARTY’S PROPERTY INSURANCE POLICIES SHALL CONTAIN PROVISIONS WHERE THE INSURER WAIVES THEIR RIGHT OF SUBROGATION AGAINST SUCH OTHER PARTY.
ARTICLE 8
OWNER'S RIGHT TO AUDIT
Audit Rights of Owner. Owner reserves the right for Owner's employees or others appointed by Owner to conduct examinations, during normal business hours without notification, of the books and records maintained for Owner by Manager no matter where the books and records are located. Owner also reserves the right to perform any and all additional audit tests relating to Manager's activities, either at the Premises or at any office of Manager, provided such audit tests are related to those activities performed by Manager for Owner.
Correction of Internal Controls. Should Owner's employees or appointees discover either weaknesses in internal control or errors in record keeping, Manager shall correct such discrepancies either upon discovery or within a reasonable period of time thereafter. Manager shall inform Owner in writing of the action taken to correct such audit discrepancies. Any and all such audits conducted either by Owner's employees or appointees will be at the sole expense of Owner, unless such audit (i) indicates fraud or gross neglect by Manager in its record keeping, or (ii) discloses an error on the part of Manager which affects Owner adversely and is equal to or greater than two percent (2%) of the greater of gross expenses or gross receipts of the Premises for the period audited, and in the case of (i) or (ii) above, Manager shall bear the reasonable cost of the applicable audit.
ARTICLE 9
BANK ACCOUNTS
Deposits of Rents and Other Sums. Manager shall deposit all rents and other funds collected from the operation of the Premises, including any and all advance funds, in a bank designated by Owner, in a special account (the "Receipts Account") for the Premises in the name of Owner (so that at all times the funds deposited therein shall be the sole and exclusive property of Owner). The bank shall be informed in writing of the designated representatives of Manager that Owner has approved as having access to such accounts. Manager, with Owner's approval, shall establish a second account (the "Disbursement Account"). Manager shall pay the operating expenses of the Premises and any other payments relative to the Premises as required by the terms of this Agreement (including Manager's fees under Article 21 hereof) out of the Disbursement Account. Money shall be transferred from the Receipts Account to the Disbursement Account as deemed necessary by Manager, and approved by Owner. Owner shall have the right from time to time to change the number and types of bank accounts used by Manager and the method of transferring funds between those accounts. Notwithstanding the foregoing, Manager shall comply with the terms of any applicable cash management, blocked account or similar agreements entered into by Owner and Manager in connection with any loan obtained by Owner and secured by the Premises, and in the event of any conflict between any such agreements and this Section 9.1, the terms and provisions of such agreements shall control.
Security Deposit Records. Manager shall, on behalf of Owner, maintain detailed records of all security deposits and letters of credit and such records will be open for inspection by

Owner's employees or appointees. Manager shall maintain such security deposits and letters of credit as required by applicable law and the terms of the leases, as approved by Owner.
Owner to Have Access to Funds. Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in the bank account described in Section 9.1. However, Owner and Owner's representative may not draw against said bank accounts without written communication to Manager. Manager's authority, and the authority of any designated representative of Manager, to draw against such accounts may be terminated at any time by Owner upon written notice to Manager.
Ownership of Bank Records. All bank records pertaining to Owner's accounts shall be the property of Owner.
ARTICLE 10
PAYMENT OF EXPENSES
Payment by Manager of Expenses. The following operating costs (except as excluded by Section 10.2), to the extent identified in approved budgets, are to be paid directly from the Disbursement Account described in Section 9.1:
(a)    all salaries, bonuses (excluding incentive compensation), applicable overtime pay, employment taxes, insurance, worker’s compensation and other benefits (collectively, the "Compensation Costs") with respect to on-site employees of Manager or an affiliate, the aggregate amounts of which will be included in the Approved Operating Budget;
(b)    To the extent recoverable from tenants, the Compensation Costs and related overhead of non-accounting and non-bookkeeping personnel (for example, property managers and engineers) who may be located off-site at an office other than the Manager’s home or regional offices (for cost saving, administration or other reasons) but who directly support the operations of the Premises;
(c)    To the extent recoverable from tenants, the Compensation Costs and related overhead of accounting and bookkeeping personnel who may be located off-site, including those located at Manager’s central headquarters offices (for cost saving, administration or other reasons) but who directly support the operation of the Premises (as differentiated from regional and central accounting, which shall be governed by Section 10.1(w) of this Agreement);
(d)    telecommunications, including network or internet connectivity and maintenance, computer hardware, software and maintenance; applicable software licenses and training, and office supplies, postage, copier, facsimile machine, parking expenses, courier services, insurance certificate tracking services, accounting and payroll software and other similar items which are directly attributable to the management of the Property;
(e)    Costs of insurance permitted or required to be maintained by Manager pursuant to the provisions of this Agreement;
(f)    Costs to correct any violation of federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of the Premises, or relative to the rules, regulations or orders of the local board of fire underwriters or other similar body, provided that such cost is not a result of the negligence or willful misconduct of Manager or its agents or employees;
(g)    Actual costs of making all repairs, decorations and alterations to the Premises;

(h)    Costs incurred in connection with all service contracts entered into by Manager and/or Owner in accordance with authorizations in this Agreement or approved by Owner;
(i)    Costs of collection of delinquent rentals;
(j)    Costs of printed forms and supplies required for use at the Premises;
(k)    Costs of capital expenditures;
(l)    Costs of printed checks and third-party bank fees for each bank account required by Owner;
(m)    Costs of adding machines, personal computers and computer software, and other equipment of such type used for managing the Premises;
(n)    Subject to Section 10.2(c), leasing commissions payable to third parties;
(o)    Costs of Owner approved advertising, business expenses, professional dues, professional development, employee relocation expenses and travel;
(p)    To the extent the same can be recovered from tenants under their leases, the cost of Manager’s implementation of any new accounting or reporting systems (and upgrades to maintain such systems), including web based systems or systems that utilize servers and other equipment that may be located off-site of the Premises, as well as the cost of any new general ledger adopted by Manager;
(q)    Legal fees of attorneys, provided such attorneys have been approved by Owner in writing in advance of retention;
(r)    Costs of outside audits as required by leases and other outside audits as may be requested by Owner in writing;
(s)    Property taxes, special assessments and costs of utilities;

(t)    Costs of a management office [and engineering shop], including necessary furnishings and equipment, as provided for in Section 10.3 hereof;
(u)    All other costs and expenses for which Owner is obligated to pay or reimburse Manager as provided for in this Agreement;
(v)    Subject to Section 10.2(c), any out-of-pocket costs Manager incurs in performing the leasing services described in Section 5.5, including the costs of printing leasing brochures and travel and entertainment costs;
(w)    To the extent the same relate to or support the performance of Manager’s duties under this Agreement, the cost of personnel and overhead expenses related to such personnel who are located in Manager’s headquarters and regional offices. For the avoidance of doubt, the costs associated with the personnel described in Sections 10.1(b) and (c) hereof shall not be subject to the limitations of this Section 10.1(x). Examples of such support include risk management, regional and central accounting, cash and systems management, human resources and payroll, technology and internal audit. The amount to be included under this Section 10.1(w) shall (1) be included only to the extent the same is recovered from tenants under their leases and (2) not exceed in any calendar year $.365 per rentable square foot within the Premises; however, such amount shall be increased on January 1 of each year by the increase in the Consumer Price Index from the preceding January 1 beginning in 2015, such adjusted amount to be rounded to the nearest $.005. “Consumer Price Index” or “CPI” means the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers (U.S. city average; base 1982-84 = 100), published by the Bureau of Labor statistics of the United States Department of Labor. If at any time during the Term the CPI is discontinued or published less frequently, Manager and Owner shall mutually and reasonably agree to substitute an official index published by the Bureau of Labor Statistics, or a successor governmental agency, which index is most nearly equivalent to the CPI or to a substitute procedure which reasonably reflects and monitors consumer prices; and
(x)    Any and all other costs necessary to the management, leasing (if applicable), operation and maintenance of the Premises or reasonably incurred by Manager in performing its duties hereunder which are covered within approved budgetary guidelines, which may exceed approved budgetary guidelines but which result from emergencies or which are otherwise approved by Owner.
Expenses to be Borne by Manager. The following expenses or costs incurred by or on behalf of Manager shall be at the sole cost and expense of Manager and shall be paid by Manager out of the sums payable to Manager under Article 21:
(a)    Costs of gross salary and wages, payroll taxes, insurance, worker's compensation, and other benefits of Manager's personnel not provided for in Section 10.1.
(b)    All costs incurred as a result of Manager's fraud, breach of this Agreement, negligence or willful misconduct.
(c)    All costs and liabilities relating to contracts between Manager and third parties for the performance of Manager’s obligations under this Agreement, including agreements relating to leasing the Premises if Manager is the Primary Leasing Agent.
Office for Manager. Owner shall also furnish to Manager, at Owner's expense, space located in the Premises of a sufficient size (mutually agreed upon) to allow Manager to perform the services required hereunder, including a management and leasing office and engineering office, together with standard leasehold improvements and appropriate furnishings and typical office and mechanical equipment.
ARTICLE 11
INSUFFICIENT INCOME
Insufficient Income. If at any time the gross income (or cash in the Receipts Account and the Disbursement Account) from the Premises shall not be sufficient to pay the bills and charges which may be incurred with respect to the Premises, or if such gross income is insufficient to pay the combined sum of both bills and charges, Manager shall not be obligated to pay said expenses and charges from its own account.
Manager shall notify Owner immediately upon first projection or awareness of a cash shortage or pending cash shortage and Owner and Manager shall jointly determine payment priority. After Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set jointly by Owner and Manager, Manager shall submit to Owner a statement of all remaining unpaid bills. Owner shall thereafter and without undue delay provide sufficient monies to pay any unpaid expenses properly payable by Owner.
After Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set forth in this Section 11.1, Manager shall submit to Owner a statement of all remaining unpaid bills and Owner and Manager shall jointly determine payment priority. If gross income from the Premises shall not be sufficient to fully fund Manager’s reimbursable personnel costs and other fees due Manager hereunder, Owner shall promptly advance sufficient funds to the Disbursement Account to permit reimbursement/payment of Manager.
ARTICLE 12
TERMINATION

Termination by Owner or Manager. Either Owner or Manager may terminate this Agreement upon thirty (30) days advance notice to the other in the event (A) Owner sells the Premises to a third party which is unaffiliated with Owner in a bona fide transaction, (B) the Premises is substantially destroyed or condemned and in the case of destruction cannot be restored within one year after the casualty, or (C) an Affiliate of Manager is no longer the advisor to the [Hines REIT entity].
Termination by Owner. The Owner may terminate this Agreement if the Owner has identified and communicated to the Manager any operating or performance deficiencies and such deficiencies are not cured by the Manager in accordance with the provisions set forth in Section 5.3.
Breach by Manager. If Manager commits a material breach of any obligations of Manager under this Agreement, and if such breach shall continue for thirty (30) days after written notice from Owner (plus, with respect to breaches which Manager commences diligent efforts to cure within such period, but which cannot reasonably be cured within thirty (30) days, such additional period not to exceed ninety (90) additional days as is reasonably necessary to cure such breach), then Owner, in addition to the other remedies it may have at law or in equity, shall have the right to terminate this Agreement.
Breach by Owner. If Owner (A) fails to timely pay any sum owed to Manager which remains unpaid for more than ten (10) days after notice from Manager or (B) commits a material violation or breach of any other obligation of Owner under this Agreement which remains uncured for more than thirty (30) days after notice from Manager (plus, in the case of breaches which cannot reasonably be cured within thirty (30) days, such additional time as is reasonably required to cure such breach not to exceed ninety (90) days), then Manager may, in addition to its other remedies at law or in equity, terminate this Agreement by written notice to Owner.
Final Accounting. Upon termination of this Agreement for any reason, Manager shall deliver to Owner the following with respect to the Premises:
(a)    A final accounting, reflecting the balance of income and expenses, as of the date of termination, to be delivered within thirty (30) days after such termination.
(b)    Any balance or monies of Owner or tenant security deposits, or both, including, without limitation, all funds in any bank accounts under Article 9 hereof, held by or thereafter received by Manager to be delivered immediately upon such termination or withdrawal.
(c)    All records, contracts, leases, receipts for deposits, unpaid bills, other papers or documents, supplies, files, keys, and equipment, which pertain to the Premises to be delivered immediately to Owner at the Premises upon such termination.
(d)    All service contracts in the name of Manager pertaining to the Premises shall be assigned to, and assumed by Owner.
Survival of Certain Rights and Obligations. Upon the expiration or earlier termination of this Agreement, neither party shall have any further rights or obligations under this Agreement, except that Articles 10, 12, 16, 17, and 21 shall survive the termination of this Agreement.
ARTICLE 13
DEVELOPMENT AND CONSTRUCTION MANAGEMENT SERVICES
Construction Management Services. Manager shall act as construction manager with respect to the construction of any leasehold improvements within the Premises if requested by either Owner or the applicable tenant. With respect thereto Manager shall:

(a)    Evaluate and report the existing conditions of the base building;
(b)    Prepare preliminary budgets and schedules;
(c)    Review and assist in the coordination of design drawings;
(d)    Conduct pre-bid meetings;
(e)    Evaluate bids and make recommendations of the award of contracts;
(f)    Conduct construction progress meetings and evaluate ongoing schedules and the quality of workmanship and adherence of work to contract documents, specifications and drawings;
(g)    Evaluate and verify accuracy of monthly construction draw requests;
(h)    Assist architect in reviewing shop drawings;
(i)    Direct architect/engineers to create punchlist; and
(j)    Coordinate with building management the use of the service elevator, the need for temporary utilities and loading docks.
Development Management Services. Manager shall act as development manager for any redevelopment (including capital improvements) of the Premises. As such, Manager shall be responsible for coordinating and facilitating the planning and performance of all construction related activities, including recommending the retention of architects, engineers and other consultants, assisting in cost estimating, advising Owner as to the selection of contractors to perform the work, and coordinating on behalf of Owner the work of such consultants and contractors.
ARTICLE 14
SALE OF THE PREMISES
Sale of Premises. If Owner executes a listing agreement with a broker (other than Manager) for the sale of any portion of the Premises, Manager shall cooperate with such broker to the end that the respective activities of Manager and broker may be carried on without friction and without interference with tenants and occupants. Manager will permit the broker to exhibit the Premises during reasonable business hours to the extent not prohibited by any tenant lease and provided the broker has secured Manager's permission in advance. Manager shall be reimbursed by Owner for all reasonable costs incurred by Manager in coordinating any activities regarding any sale of all or any portion of the Premises.
ARTICLE 15
LEGAL PROCEEDINGS
Legal Proceedings. Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner or title holder of the Premises which arise out of any of the matters relating to this Agreement, Manager shall promptly give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof, at the sole expense of Owner.
ARTICLE 16
MANAGER'S LIABILITY
Liability of Manager. Manager shall not be liable to Owner or to any other person for any act or omission of any officer, agent or employee of Manager, unless the same results from (i) the breach of this Agreement by Manager, or (ii) the negligence or misconduct of the Manager or its officers, employees, or agents while performing services under this Agreement.
Indemnity of Manager. OWNER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS MANAGER AND ITS OFFICERS, AGENTS AND EMPLOYEES (INDIVIDUALLY AND COLLECTIVELY, THE "MANAGER INDEMNITEES") FROM AND AGAINST ANY AND ALL CAUSES OF ACTION, CLAIMS, LOSSES, COSTS, EXPENSES,

LIABILITIES, DAMAGES OR INJURIES (INCLUDING LEGAL FEES AND DISBURSEMENTS) THAT MANAGER INDEMNITEES MAY DIRECTLY OR INDIRECTLY SUSTAIN, SUFFER OR INCUR ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE PREMISES, UNLESS THE SAME RESULTS FROM (A) NEGLIGENCE OR MISCONDUCT OF THE MANAGER INDEMNITEES ACTING WITHIN THE SCOPE OF THEIR OFFICE, EMPLOYMENT OR AGENCY, OR (B) THE BREACH OF THIS AGREEMENT BY MANAGER. OWNER SHALL ASSUME ON BEHALF OF THE MANAGER INDEMNITEES THE DEFENSE OF ANY ACTION AT LAW OR IN EQUITY WHICH MAY BE BROUGHT AGAINST THE MANAGER INDEMNITEES BASED UPON A CLAIM FOR WHICH INDEMNIFICATION IS APPLICABLE HEREUNDER.
Limitation on Making Certain Claims. Notwithstanding any other provisions of this Agreement, in no event shall Owner make any claim against Manager, or its Affiliates or subsidiaries, on account of any good faith interpretation by Manager of the provisions of this Agreement (even if such interpretation is later determined to be a breach of this Agreement) or any alleged errors in judgment made in good faith and in accordance with this Agreement in connection with the operation of the Premises hereunder by Manager or the performance of any advisory or technical services provided by or arranged by the Manager. The provisions of this Section 16.3 shall not be deemed to release Manager from liability for its negligence.
Expenditures Made in Good Faith. Owner shall not object to any expenditures made by Manager in good faith in the course of its management of the Premises or in settlement of any claim arising out of the operation of the Premises unless such expenditure is specifically prohibited by this Agreement. The provisions of this Section 16.4 shall not be deemed to release Manager from liability for its negligence.

Limitation on Liability of Manager. Notwithstanding any provision in this Agreement to the contrary and except to the extent prohibited in the charter (i.e. articles of incorporation or similar document) of the [REIT parent entity], the liability of Manager for any losses, liabilities, obligations, claims, judgments, costs, expenses or damages (including reasonable legal fees and expenses) incurred by Owner, directly or indirectly, as a result of, arising out of or relating to this Agreement, a breach by Manager hereunder, the Premises, and/or the performance of services hereunder shall be limited, in the aggregate, to a sum equal to the Management Fee, Leasing Fees and other fees which have theretofore actually been paid to Manager pursuant to this Agreement.
ARTICLE 17
REPRESENTATION AND WARRANTIES
No Reliance by Owner. Owner hereby represents that in entering into this Agreement Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may be prepared by Manager and understands that no guaranty is made or implied by Manager as to the future financial success of the Premises.
Representations and Warranties. Each party to this Agreement represents and warrants the following:
(a)    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct its respective business.
(b)    This Agreement constitutes the legal, valid and binding obligation of the party and is enforceable in accordance with its terms.

(c)    No consents or approvals are required from any governmental authority or other person or entity for the party to enter into and perform this Agreement. All corporate or partnership action on the part of the party necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
(d)    The execution and delivery of this Agreement by the party, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(e)    Neither it nor any of its affiliates, nor any of their respective 10% partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become a person or entity (i) described in Section 1 of Executive Order 13224 (issued September 24, 2001) (the “Executive Order”), (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time, or (iii) with whom U.S. persons or entities are restricted from doing business under regulations of OFAC or under any statute, executive order (including the Executive Order), or other governmental action and is not and will not assign this Agreement to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

(f)    The party has obtained or shall obtain all permits and licenses to the extent required by applicable law to perform its obligations hereunder, except with respect to permits and licenses, the lack of which do not and would not, individually or in the aggregate, have a material adverse effect on such party's ability to perform its obligations under this Agreement.

ARTICLE 18
CONSENTS
Granting of Consents. Except as otherwise expressly provided herein to the contrary, whenever in this Agreement the consent or approval of Manager or Owner is required, such consent or approval shall not be unreasonably withheld or unduly delayed. Such consent shall also be in writing only and shall be duly executed by an authorized officer or agent for the party granting such consent or approval.
ARTICLE 19
SUBSIDIARIES AND AFFILIATES
Contracts with Manager’s Affiliates. Any contract or lease with respect to the Premises between Manager and any Affiliate of Manager shall be subject to the prior written approval of Owner, and at Owner's sole discretion such approval may be withheld.
ARTICLE 20
NOTICES
Notices. Any notice provided for in or permitted under this Agreement shall be made in writing, and may be given or served by (i) delivering the same in person or by facsimile transmission to the party to be notified, or (ii) depositing the same in the United States mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified, or (iii) by depositing same with a reputable overnight courier service. Any notice shall be effective only if and when received by the party to be notified (or the date such receipt is refused by the addressee) unless the day it is received is not a business day, and then it shall be deemed received on the next business day. For the purpose of notice, the address of the party shall be, until changed as hereinafter provided for, as follows:

If to the Owner:
2800 Post Oak Boulevard Suite 4800 Houston, Texas 77056-6118 Attention: Kevin McMeans Fax No.: (713) 966-2075

With a copy to:	Hines Advisors Limited Partnership 2800 Post Oak Boulevard Suite 4800 Houston, Texas 77056-6118 Attention: Jason P. Maxwell, Esq. – Legal Dept. Fax No.: (713) 966-2075

With a copy to:	Greenberg Traurig LLP 200 Park Avenue New York, New York 10166 Attention: Judith D. Fryer, Esq. Fax No: (212) 805-9330

If to the Manager:	Hines Interests Limited Partnership 2800 Post Oak Boulevard Suite 4800 Houston, Texas 77056-6118 Attention: Charlie Baughn Fax No.: (713) 966-2636

With a copy to:	Hines Interests Limited Partnership 2800 Post Oak Boulevard Suite 4800 Houston, Texas 77056-6118 Attention: Corporate Counsel Fax No.: (713) 966-7813

or to such other address as the Owner may specify in a written notice to the Manager or the Manager may specify in a written notice to the Owner in accordance with this Section 20.1.
Each party shall have the right from time to time and at any time to change its respective address and each shall have the right to specify as its address any other address by at least fifteen (15) days' written notice to the other party. Each party shall have the right from time to time to specify additional parties to whom copies of notices must be given by delivering to the other party fifteen (15) days' written notice thereof setting forth the address of such additional party or parties; provided, however, that no party shall have the right to designate more than three (3) such additional parties. Notice required to be delivered hereunder to either party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 20.1.
ARTICLE 21
COMPENSATION
Fees Payable to Manager. In addition to the sums Owner is obligated to pay Manager as described in this Agreement, each calendar year Manager shall receive remuneration for its services in managing and leasing the Premises as follows:
(a)    A management fee (the "Management Fee") equal to:
(1)    For single-tenant properties, the lesser of (A) two and one-half percent (2.5%) of the Gross Revenues for the Premises or (B) the amount of the Management Fee that can be passed through to the tenant of the Premises under its lease, subject to a minimum fee of at least one percent (1.0%) of Gross Revenues for the Premises.
(2)    For multi-tenant properties, the lesser of (A) two and one-half percent (2.5%) of the Gross Revenues for the Premises, or (B) the amount of the Management Fee that can be passed through to tenants of the Premises under their respective leases.
(3)    "Gross Revenues" includes but is not limited to revenues arising from rentals (which includes all tenant recoveries for operating expenses, special or extra services and the like, including, without limitation, real estate taxes and assessments) for such year payable by tenants who lease space in the Premises, parking revenues, revenues from the leasing or licensing of antenna space and all other revenues of whatever nature. The Management Fee shall be payable monthly based on interim results and projections with annual reconciliations.
(b)    If Manager serves as the Primary Leasing Agent as set forth in Section 5.5, Manager will receive the following sums (the "Leasing Fees"):
(1)    For any lease or amendment thereto pursuant to which space is leased by a tenant which is executed or negotiated during the Term, a fee equal to one and one-half percent (1.5%) of the gross rentals which are payable pursuant to or on account of the applicable document during the term of the lease.
(2)    For any lease extension, renewal, expansion or other similar right whereby a tenant extends its lease or leases additional space which is exercised during the Term, a fee equal to one and one-half percent (1.5%) of the gross rentals which are payable pursuant to or on account of the applicable document for the term of such renewal, extension or expansion.
(3)    If Manager is the Primary Leasing Agent, then for purposes of subsections (1) and (2) above, the following shall apply:
(i)    Owner shall pay the Leasing Fees to Manager regardless of whether an outside broker was used in connection with any such lease, amendment, renewal, extension or expansion. Owner shall be responsible for any fees paid to outside brokers or other third parties with whom Owner contracts directly, and such fees shall not count against, or be considered part of, the Leasing Fees;

(ii)    Owner's obligation to pay the Leasing Fees shall survive the expiration or earlier termination of this Agreement, it being agreed that Manager shall be entitled to such Leasing Fee after such expiration or termination to the extent provided in this Section 21.1). "Executed or negotiated during the Term" and "exercised during the Term" also includes leases and other instruments executed and options and other rights exercisable within either (x) thirty (30) days after the Term if the Agreement is terminated pursuant to section 12.1 hereof, or (y) ninety (90) days after the Term if this Agreement is terminated for any other reason, if the tenant under said lease or other instruments had substantial negotiations with Manager during the Term (and for purposes hereof, "substantial negotiations" shall mean that a written proposal and related correspondence have been exchanged by Manager and the prospective tenant or its agent). Manager shall provide Owner within ten (10) days following the end of the Term a list of all prospective tenants with whom Manager has had substantive negotiations as described above;
(iii)    gross rentals for triple net leases will include an estimate of operating expenses to be paid by tenants in the first (1st) lease year and such expenses shall not be increased in determining gross rentals in later years for purposes of determining the Leasing Fees; and
(iv)    rent increases based on changes in the Consumer Price Index shall not be taken into account in calculating gross rentals for purposes of determining the Leasing Fees except to the extent such lease includes a floor on the rent increases based on the Consumer Price Index, in which event for purposes of calculating gross rentals, rent shall be deemed increased based on such floor.
(c)    The Leasing Fees shall be payable as follows: (x) fifty percent (50%) upon the date the applicable document is executed or right is exercised, as applicable, and (y) the balance:
(i)    in the case of a lease of new space or an amendment providing for expansion into new space, on the earlier of (A) the date such tenant takes occupancy of the space subject to such lease or amendment, (B) the date such tenant commences the payment of rent with respect to such space under such lease or amendment, or (C) termination of this Agreement by Owner for any reason. (The Leasing Fees payable in the case of (C) above shall be discounted to present value, from the date set forth in either (A) or (B) as applicable, to the date of termination or sale, as applicable, at the rate of eight and three-quarters percent (8.75%) per annum.); or
(ii)    in the case of a renewal, on the earlier of (A) the first (1st) day of the applicable renewal term, or (B) termination of this Agreement by Owner for any reason. (The Leasing Fees payable in the case of (B) above shall be discounted to present value as of the date of termination at the rate of eight and three-quarters percent (8.75%) per annum.)
(d)     If the applicable lease, renewal, extension, expansion or amendment (a "Lease Document") provides the tenant an early termination right, the following shall apply:

(i)    if the Lease Document requires the tenant to repay the unamortized amount of all Landlord’s Out-of-Pocket Costs (defined below), then the Leasing Fees payable at the times set forth in paragraphs (c)(i) and (c)(ii) above shall include Leasing Fees attributable to the entire term of the Lease Document (including periods after the applicable termination date). "Landlord’s Out-of-Pocket Costs" means all leasing commissions, tenant improvement allowances, and any other out-of-pocket costs or reimbursements paid by the landlord under the applicable lease;
(ii)    if the Lease Document does not require the tenant to repay any of Landlord’s Out-of-Pocket Costs, then the portion of the Leasing Fees attributable to periods after the applicable termination date shall be payable upon the date that the right to exercise such termination option has expired, terminated or been waived by the tenant (such that the tenant continues to pay rent on the applicable space following the termination date), so long as Owner is then the owner of all or a part of the Premises. If Owner sells or transfers the entire Premises to an unaffiliated third party prior to the applicable termination date, Manager waives any future right to receive the portion of the Leasing Fees attributable to periods after the applicable termination; and
(iii)    if the Lease Document requires the tenant to repay a portion of the unamortized amount of Landlord’s Out-of-Pocket Costs, then the Leasing Fees payable at the times set forth in paragraphs (c)(ii) and (c)(ii) above shall be comprised of: (x) the Leasing Fee attributable to the term of the Lease Document from the commencement of the term through the applicable termination date, and (y) an amount equal to the product obtained by multiplying the (A) the Leasing Fee attributable to the term of the Lease Document following the applicable termination date, and (B) the Recovery Rate (defined below). Any portion of the Leasing Fees attributable to periods after the applicable termination date, not paid subject to the Recovery Rate, shall be payable upon the date that the right to exercise such termination option has expired, terminated or been waived by the tenant (such that the tenant continues to pay rent on the applicable space following the termination date), so long as Owner is then the owner of all or a part of the Premises. If Owner sells or transfers the entire Premises to an unaffiliated third party prior to the applicable termination date, Manager waives any future right to receive such remaining portion of the Leasing Fees.
"Recovery Rate" means the percentage equal to the portion of the total unamortized amount of Landlord’s Out-of-Pocket Costs required to be paid by the tenant in connection with the tenant’s exercise of its termination right.
(e)    For the construction management services described in Section 13.1, Manager shall be entitled to retain or be paid any construction management fee paid by any tenant directly to Manager or to the Owner as landlord under such tenant’s lease, and any such fee that is paid to the Owner shall be received by the Owner on behalf of and as agent for Manager and shall be paid over by the Owner to Manager. To the extent contained in the budget described below, Manager also shall be reimbursed for all third party costs reasonably incurred by Manager in performing construction management duties (e.g., consultants, legal, delivery and graphics) to the extent the same are approved and payable by the applicable tenant. Owner and Manager shall agree on the scope of such direct costs as well as a budget relating thereto before Manager begins performing such services. If the tenant does not agree in its lease to pay a construction management fee, then the following shall apply:
(i)    if Manager provides such construction management services utilizing on-site employees, Owner shall not be obligated to pay a construction management fee to Manager; or
(ii)    if Manager utilizes off-site employees to provide such construction management services, Owner shall be obligated to pay Manager the direct costs Manager incurs in providing such services, including the salary, benefits and burdens of any such employees to the extent of the time they spend performing such services, to the extent contained in a budget approved by Owner as described above.
(f)    For the development management services described in Section 13.2, Manager shall be paid a fee equal to two and one-half percent (2.5%) of the total project costs relating to the project. To the extent contained in the budget described below, Manager also will be entitled to recover from Owner all direct costs incurred by Manager in performing such services, including but not limited to the salary, benefits and burdens of all employees directly involved in such project, the cost of any project office and overhead relating thereto (e.g., rent, telephones, computers) and all out-of-pocket costs incurred by Manager (for example, travel). Owner and Manager shall agree on the scope of such direct costs as well as a budget relating thereto before Manager begins performing such services.

(g)    Upon submission of the financial statements as required by Article 5, Manager shall submit to Owner Manager's calculation of all fees, which fees shall be paid by Owner to Manager.
Failure of Owner to Timely Pay. Any sums owed by Owner to Manager which are not paid when due shall bear interest at the lesser of (i) the prime rate plus five (5) percentage points, or (ii) the maximum nonusurious rate of interest permitted by applicable law.
ARTICLE 22
MISCELLANEOUS
Pronouns. The pronouns used in this Agreement referring to Manager or Owner shall be understood and construed to apply whether Manager or Owner be an individual, co-partnership, corporation or an individual or individuals doing business under a firm or trade name, and the masculine and neuter pronouns shall each include the other and may be used interchangeably with the same meaning.
Amendments. Except as otherwise herein provided, any and all amendments, additions or deletions of this Agreement shall be null and void unless approved by the parties in writing.
Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed as waiver of such terms and conditions on any future occasion. No waiver shall be implied by any isolated or repeated action or non-action. To be effective, any waiver must be in writing executed by the party to be bound thereby.

Successors and Assigns. Subject to Article 4 and Section 12.1(a), this Agreement shall be binding upon and inure to the benefit of Owner, its successors and/or assigns, and shall be binding upon and inure to the benefit of Manager, and its successors.
Governing Law. This Agreement shall be construed, interpreted and applied in accordance with and shall be governed by, the laws applicable to the state where the Premises are located.
Ownership of Premises. Owner represents that it is the fee owner of the Premises and of the improvements and appurtenances and equipment installed therein, except such equipment as may be leased or acquired by Owner on a hire-purchase basis or as may be owned, leased or installed by tenants or other third parties.
Other Activities of Manager. Nothing contained in this Agreement shall be construed so as to prohibit Manager from owning, operating, managing or investing in any real estate development. Additionally, Manager may engage in or possess an interest in other ventures of any nature and description independently or with others and Owner shall have no rights with respect thereto by virtue of this Agreement.
NondiscriminationSection 22.10    . Manager agrees not to discriminate against any employee or applicant for employment because of said individual's race, religion, sex, national origin, physical or mental handicap or status as a disabled veteran, in regard to any position for which the employee or applicant is otherwise qualified.
Special Parties. Notwithstanding any provision hereof to the contrary, in no circumstances shall a shareholder, limited partner, director, officer, employee or agent ("Special Party") of a party hereto or of a Special Party of a party hereto be personally liable for any of the obligations of such party hereto under this Agreement except to the extent, if any, provided in any separate agreement now or hereafter executed and delivered by such Special Party.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same agreement.
Survival of Agreement. The rights and obligations of Manager and Owner shall survive a termination of this Agreement.
Special Services. Notwithstanding anything in this Agreement to the contrary, except as required by a tenant lease which has been approved by Owner, Manager shall not furnish or render services to the tenants of the Premises other than those services customarily furnished to tenants of similar properties unless (a) Manager makes separate, adequate charges to tenants for such services, (b) such charges are received and retained by Manager, (c) Manager bears the cost of providing such services and (d) Manager first obtains Owner’s written consent. For purposes of this Section 22.13, it is agreed that maintenance, trash collection, janitorial services and cleaning services, the furnishing of water, heat, light, air conditioning, public entrances and exits, guard or security services and the provision of parking facilities on an unreserved basis and without separate charge are examples of services customarily furnished to the tenants of similar properties.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
OWNER:

_________________________________________,
a Delaware limited partnership

By:	___________________________________, a Delaware limited liability company its general partner

By:	______________________________ Name: ________________________ Title: Manager

MANAGER:

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Hines Holdings, Inc., a Texas corporation, its general partner

By:	Name: Title:

SCHEDULE “A”

[Premises]

A-1

A-2